September 25, 1995



Inland Steel Industries, Inc.
30 West Monroe Street
Chicago, Illinois  60603

     Re:  Common Stock, $1.00 par value per share
          _______________________________________

Ladies and Gentlemen:

     We have acted as counsel to Inland Steel Industries, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of its Common Stock, $.01 par value (the "Shares"), that may be purchased pursuant to the exercise of transferable options and stock appreciation rights issued by the Company to participants in the Inland 1995 Incentive Stock Plan, the Inland 1992 Incentive Stock Plan, the Inland 1988 Incentive Stock Plan and the Inland 1984 Incentive Stock Plan (collectively, the "Plans"). In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plans will be legally issued, fully paid and non-assessable shares of the Company.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Validity of Shares."

                                   Very truly yours,



                                   MAYER, BROWN & PLATT